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                            ASSET PURCHASE AGREEMENT

                                November 28, 1994

          The parties to this agreement are ML Media Partners, L.P., a Delaware limited partnership (the "Seller"), and Century Communications Corp., a New Jersey corporation (the "Buyer").

          The Seller owns and operates the four cable television systems listed on schedule 1 (the "Systems") serving the franchised areas listed on schedule 1.1(a). The Systems serve Northern California (the "Northern Systems") and Southern California (the "Southern Systems"). The Seller desires to sell to the Buyer all of the assets used in the operations of the Systems, either at one closing of the Northern Systems and the Southern Systems or at two separate closings of the Northern Systems and the Southern Systems, and the Buyer desires to purchase those assets, on the terms and conditions contained in this agreement.

          Accordingly, it is agreed as follows:

          1. Sale and Purchase of Assets.

              1.1 Sale of Assets to Buyer. At one or two Closings (as defined in section 3.1), the Seller shall sell and assign to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the business of the Seller relating to the Systems and all of the assets of the Seller used in the operations of the Systems (excluding the assets referred to in section 1.2). Except as otherwise provided in section 1.2, the assets of the Systems to be sold and assigned (collectively, the "Assets") include, but are not limited to, the following:

                     (a) all municipal, state and federal franchises, licenses, permits and authorizations (and applications for any of them) relating to the operations of the Systems, including, but not limited to, those listed on schedule 1.1(a);


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                     (b) all equipment, inventory, supplies, vehicles,
furniture, fixtures and leasehold improvements, improvements on land being acquired by the Buyer pursuant to section 1.1(c), and all other tangible personal property, wherever located, which is owned by the Seller and used in the operations of the Systems, including, but not limited to, the items listed on schedule 1.1(b);

                     (c) all real property, including, but not limited to, the property listed on schedule 1.1(c), and all rights of way, licenses, easements and related rights of ingress and egress, including, but not limited to, those listed on schedule 4.13;

                     (d) all rights of the Seller under leases, commitments and other agreements relating to the operations of the Systems, to the extent that those rights relate to the period after the applicable Closing Date (as defined in section 3.1), including, but not limited to, (i) the leases, commitments and other agreements listed on schedules 4.13 and 4.14 and (ii) any other leases, commitments and other agreements relating to the operations of the Systems that are entered into in accordance with the provisions of section 6.2 between the date of this agreement and the applicable Closing Date;

                     (e) all accounts receivable relating to the Systems (the "Accounts Receivable"), including, but not limited to, accounts receivable from subscribers and for services or advertising time provided prior to the applicable Determination Time (as defined in section 2.2(b));

                     (f) all computer software relating to the accounts of the Systems, files, logs and other records and data relating to the operations of the Systems, including, but not limited to, technical information and engineering data, lists of subscribers, promotional materials and credit and sales records, other than account books of original entry and general ledgers; provided, however, that the Buyer shall maintain and make available to the Seller for a period of six years from the

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applicable Closing Date copies of any such records that the Seller may require for preparation of its income tax returns or other similar purposes; and

                     (g) all trademarks, trade names, logos, copyrights and other intangible personal property relating to the operations of the Systems, together with the goodwill of the business associated with those trademarks, trade names, logos and copyrights.

              1.2 Excluded Assets. The following assets used in the operations of the Systems shall be retained by the Seller and shall not be sold or assigned to the Buyer:


                     (a) all cash, certificates of deposit, commercial paper, treasury bills and notes and all other marketable securities;

                     (b) any lease, commitment or other agreement (i) as to which consent to assignment is required but has not been obtained or (ii) which the Buyer does not assume the obligations under pursuant to section 2.2(a);

                     (c) all programming agreements other than those (i) listed on schedule 1.2(c) or (ii) entered into in accordance with section 6.2 and which the Buyer elects in writing to assume;

                     (d) the account books of original entry and general ledgers and all partnership and similar records of the Seller, including tax returns;

                     (e) all furniture, fixtures, equipment, computers and supplies located at the offices of MultiVision Cable TV Corp. ("MultiVision") in Greenwich, Connecticut or New York, New York other than any assets specified in section 1.1(f);

                     (f) the trade name "MultiVision", the related logo and any rights in that name and logo and the logo and trademark described on schedule 1.2(f); provided, however, that Buyer may utilize the "MultiVision" name in a transition period not to exceed 90 days from the applicable Closing Dates;


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                     (g) all of the employee benefit plans of the Seller; and

                     (h) any other assets of the Seller not used in the operations of the Systems.

          2. Purchase Price.

              2.1 Deposit. Upon execution of this agreement, the Buyer is delivering to Chemical Bank (the "Escrow Agent") the sum of $5,000,000 (the "Deposit"), to be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form of exhibit 2.1 (which is being executed simultaneously with the execution of this agreement) and subject to the following:

                     (a) If a Closing under this agreement is not consummated as a result of a breach by the Buyer of any of its material obligations under this agreement and the Seller is not in breach of any of its material obligations under this agreement then, in addition to all other remedies that the Seller may have under applicable laws as a result of such breach, the Seller shall be entitled to the Deposit (together with all interest earned thereon); provided, however, that if a Closing of only the Northern Systems or the Southern Systems is not so consummated, then the Seller shall be entitled to 50% of the Deposit (together with all interest earned thereon), unless as a result of such breach the Seller also terminates this agreement with respect to the sale of all of the Systems, in which event the Seller shall be entitled to all of the Deposit (together with all interest earned thereon).

                     (b) If the purchase of the Assets under this agreement is not consummated for any reason other than as set forth in section 2.1(a), the Seller shall not be entitled to the Deposit and, promptly after the termination of this agreement, the Deposit (together with all interest earned thereon) shall be paid by the Escrow Agent to the Buyer.

                     (c) At a Closing of all of the Systems, the Deposit (together with all interest earned thereon) shall be paid to the Seller as partial payment of the purchase price for the


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Assets; at a Closing of the Northern Systems or the Southern Systems, 50% of the
Deposit (together with all interest earned thereon) shall be paid to the Seller as partial payment of the purchase price for the Assets.

                     (d) The fees and expenses of the Escrow Agent shall be paid 50% by the Seller and 50% by the Buyer.

              2.2 Amount of Consideration. As the purchase price for the Assets, the Buyer shall pay to the Seller a base amount (the "Base Amount") equal to $286,000,000 for the Systems (or $143,000,000 if only the Northern Systems are transferred or $143,000,000 if only the Southern Systems are transferred), subject to adjustment as provided in sections 2.2(b), (c) and (d).

                     (a) Liabilities of Seller.

                         (i) Certain Assumed Liabilities. At each Closing, the
Buyer shall assume, and shall agree to pay, perform and discharge and shall agree to indemnify and hold the Seller harmless from (A) all of the obligations and liabilities of the Seller as of the applicable Determination Time that relate to the operations of the Systems transferred at that Closing that would be required to be reflected on a balance sheet of the Systems transferred at that Closing as of that Determination Time prepared in accordance with generally accepted accounting principles applied consistently with prior periods, including, but not limited to, accounts payable, accrued expenses, taxes payable (other than income taxes) and obligations to provide cable services after that Determination Time for which payment has been made prior to that Determination Time, but only to the extent that such obligations and liabilities are reflected in the adjustment of the purchase price pursuant to section 2.2(b) (the "Assumed Liabilities"), and (B) all of the obligations and liabilities of the Seller relating to the Systems transferred at that Closing arising after and relating to the period after that Determination Time under those leases, commitments and other agreements relating to the operations of the Systems transferred



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at that Closing that are assigned to the Buyer pursuant to section 1.1(d) (the
"Contract Liabilities").

                         (ii) Other Assumed Liabilities. At each Closing, the
Buyer shall assume, and shall agree to pay, perform and discharge, but shall nevertheless be indemnified therefor by the Seller pursuant to section 9, any other liabilities or obligations of the Seller relating to the Systems transferred at that Closing as of that Determination Time that arose in the ordinary course of the business of the Systems transferred at that Closing, including, but not limited to, the obligation to defend, and any liability pursuant to, the litigations set forth on schedule 2.2(a)(ii) ("Other Liabilities").

                         (iii) Excluded Liabilities. Buyer shall not assume, and
shall not pay, perform or discharge, (x) the litigations set forth on schedule 2.2(a)(iii), (y) any litigation that arises between the date of this agreement and the applicable Closing Date, except to the extent, if any, that the Buyer and the Seller shall, after negotiating in good faith, agree otherwise, and (z) any other liabilities or obligations as of that Determination Time known to Seller and not disclosed to Buyer or any other liabilities or obligations as of that Determination Time that Seller should have known using reasonable care in operating the Systems ("Excluded Liabilities").

                         (iv) Potential Refund Liability. Notwithstanding the
foregoing provisions of this section 2.2(a), the Seller shall retain, and shall satisfy in full, any liability or obligation to provide refunds (the "Potential Refund Liability") after the applicable Closing Date(s) to subscribers to any of the Systems (a) with respect to a la carte services and tier services, if any, provided to subscribers prior to the Closing Date for the transfer of those Systems, or with respect to any other rates or charges of the Seller affected thereby, or (b) if any rates charged to basic subscribers during the period prior to the Closing Date for the transfer of those Systems



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exceeded the amount permitted by applicable law and regulation. The Buyer shall not make any such refund prior to a final determination (as defined in section 2.2(d)(iii)) without the prior written consent of the Seller.

                     (b) Working Capital Adjustment.

                         (i) If the aggregate amount of the Assumed Liabilities
as of the applicable Determination Time(s) (other than accrued vacation pay or severance pay to the extent the Seller has retained such liabilities or the Buyer has agreed to assume such liabilities pursuant to section 6.8(a)) exceeds the aggregate amount of the Current Assets (as defined below) as of the applicable Determination Time(s), the Base Amount shall be decreased by an amount equal to that excess.

                         (ii) If the aggregate amount of the Current Assets as
of the applicable Determination Time(s) exceeds the aggregate amount of the Assumed Liabilities as of the applicable Determination Time(s) (other than accrued vacation pay or severance pay to the extent the Seller has retained such liabilities or the Buyer has agreed to assume such liabilities pursuant to section 6.8(a)), the Base Amount shall be increased by an amount equal to that excess.

                         As used in this agreement, "Current Assets" means the
Accounts Receivable, prepaid expenses and other current assets (excluding cash, certificates of deposit, commercial paper, treasury bills and notes and all other marketable securities described in section 1.2(a) and inventory) determined in accordance with generally accepted accounting principles relating to the Systems transferred at any Closing, and "Determination Time" with respect to the Systems transferred at any Closing means the close of business on the day preceding the Closing of the sale of those Systems. For the purpose of calculating Current Assets, each Account Receivable shall be valued at 100% of its face amount if the receivable has been outstanding for 31 days or less, 90% of its face amount if the receivable has been outstanding for more than 31 days and 62 days


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or less, 50% of its face amount if the receivable has been outstanding for more than 62 days and 93 days or less, and 0% of its face value if the receivable has been outstanding for more than 93 days.

                     (c) Operating Cash Flow Adjustment.

                         If the aggregate Operating Cash Flow (as defined below)
of the Systems for the 12-month period(s) ending on the applicable Calculation Date(s) (as defined below) is less than $26,000,000 (or $13,000,000 if only the Northern Systems are transferred or $13,000,000 if only the Southern Systems are transferred), then, subject to the provisos in sections 10.1(e) and 10.2, the Base Amount shall be reduced by an amount equal to 11 times the shortfall. As used in this agreement, (1) Operating Cash Flow of the Systems transferred at any Closing for any 12-month period means an amount equal to the total revenues of those Systems for that period less all operating expenses of those Systems for that period other than interest, depreciation and amortization and other non-cash charges, income taxes and management fees and expenses payable to the Seller or to MultiVision (for services rendered of the same types as the services rendered by them through September 30, 1994, except to the extent, if any, that prior to September 30, 1994 any such services were rendered at the Systems), determined in a manner consistent with the determination of Operating Cash Flow as shown on the unaudited statements of operations of the Systems for the year ended December 31, 1993, subject to adjustment for any A la Carte Revenue Loss (as defined in section 2.2(d)(i)) and any other loss of revenue or increase in costs after the date of this agreement to the extent set forth below in section 2.2(d), and (2) the Calculation Date with respect to the Systems transferred at any Closing means the last day of the second calendar month preceding the Determination Time with respect to those Systems if the Determination Time is on or before the 15th day of the month and the last day of the calendar month preceding the Determination Time if the Determination Time is after the 15th



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day of the month. As an example, if the Northern Systems are transferred at a
Closing on February 20, 1995 and the Southern Systems are transferred at a Closing on June 10, 1995, the Operating Cash Flow of the Northern Systems shall be determined for the 12-month period ending January 31, 1995 and the Operating Cash Flow of the Southern Systems shall be determined for the 12-month period ending April 30, 1995, and the aggregate Operating Cash Flow of the Systems shall be the sum of those two Operating Cash Flows.

                     (d) Adjustment for Reduction in Regulated Revenues.

                         (i) A la Carte. If at any time after the date of this
agreement it is finally determined (as provided below) that the revenues of the Systems derived from the a la carte services described on schedule 2.2(d)(1), together with any related reduction of revenues from basic services as a result of the determination with respect to the revenues from such a la carte services, for the 12-month period(s) ending on the applicable Calculation Date(s) are reduced as a result, directly or indirectly, of any action or determination by the Commission (as defined in section 4.9), any Municipal Authority (as defined in section 4.9) listed on schedule 2.2(d)(2) or any other Municipal Authority that prior to the Closing Date commences (or gives official notice or notice to the Seller of its intention to commence) proceedings to determine whether an a la carte service constitutes a regulated tier, including, but not limited to,
(1) a determination that any a la carte service should be a regulated tier, (2) a determination that any a la carte service did not comply with the requirements for an a la carte service, (3) any restrictions imposed on the price that may be charged for any a la carte service, or (4) any additional restrictions imposed on the marketing of any a la carte service (such reduction in revenues from a la carte services, together with any related reduction in revenues from basic services, an "A la Carte Revenue Loss"), then the Operating Cash Flow of the Systems for the 12-



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month period ending on the Calculation Date shall be recalculated to reflect such A la Carte Revenue Loss (calculated as provided in the last sentence of section 2.2(d)(ii) below). Notwithstanding the foregoing, the maximum reduction in Operating Cash Flow from an A la Carte Revenue Loss shall be $2,181,818 (so that the maximum reduction in the Base Amount resulting from an A la Carte Revenue Loss shall be $24,000,000); provided, however, that if only the Northern Systems are transferred, the maximum reduction in Operating Cash Flow shall be $1,454,545, so that the maximum reduction in the Base Amount resulting therefrom shall be $16,000,000, and if only the Southern Systems are transferred, the maximum reduction in Operating Cash Flow shall be $727,273, so that the maximum reduction in the Base Amount resulting therefrom shall be $8,000,000. The reduction in Operating Cash Flow resulting from any A la Carte Revenue Loss shall be an amount equal to the A la Carte Revenue Loss less any related increase in regulated revenues and less the reduction in programming expenses, franchise fees, copyright fees and other expenses the amount of which are calculated and payable based upon a proportional relationship to revenue.

                         (ii) Basic Cable Rates. For purposes of calculating
Operating Cash Flow, if it is finally determined (as provided below) that the basic rates reflected in the Form 393's or 1200's filed by the Seller were calculated incorrectly or were calculated in violation of Existing Governmental Regulations (as defined below), the Operating Cash Flow shall be recalculated using such corrected rates. Notwithstanding anything to the contrary in this agreement, any adjustment to Operating Cash Flow pursuant to section 2.2(d)(i) or this section 2.2(d)(ii) shall only be made if the reduction continues to effect Operating Cash Flow following the Closing, and in that event the adjustment shall be made for the full 12-month period ending on the applicable Calculation Date regardless of when during such 12-month period such adjustment became effective.


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                         (iii) Final Determination. It shall be "finally
determined" that (w) there is a reduction in Operating Cash Flow resulting from an A la Carte Revenue Loss, (x) the basic rates reflected in the Form 393's or 1200's filed by the Seller were calculated incorrectly or in violation of Existing Governmental Regulations, (y) a refund is required for purposes of section 2.2(a)(iv) or (z) any inflationary increase or external cost pass through referred to in section 2.2(d)(v) is disapproved only after any such determination is no longer subject to appeal, review, rehearing or reconsideration by the Commission, any Municipal Authority or any court or after the Seller agrees in writing to accept such determination.

                         (iv) Adjustments Regarding Further Rate Regulation. For
purposes of calculating Operating Cash Flow, any loss of revenue or increase in costs due to the adoption of Additional Governmental Regulations (as defined below) shall be excluded, including, but not limited to, the following adjustments: (1) there shall be added to Operating Cash Flow an amount equal to any reduction in revenue resulting from any Additional Governmental Regulations,
(2) any increase in expenses as a result of any Additional Governmental Regulations shall not be taken into account, and (3) any additional roll-back in rates that the Commission or any Municipal Authority may determine is required to comply with the regulations adopted by it prior to the date of this agreement shall not be taken into account. As used in this agreement, (a) "Additional Governmental Regulations" are (1) new laws, regulations, rulings or policies adopted by the Commission, any Municipal Authority or any other governmental entity after the date of this agreement, (2) laws, regulations, rulings or policies adopted after the date of this agreement modifying or amending laws, regulations, rulings or policies adopted prior to the date of this agreement, and (3) laws, regulations, rulings or policies adopted after the date of this agreement which purport to interpret or clarify laws, regulations, rulings or policies adopted prior to the date of



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this agreement but which are determined by the parties (or, if the parties are unable to agree by an arbitrator designated by the Buyer and the Seller from the Judicial Arbitration and Mediation Services in New York, New York (or if they fail to agree, designated by the Judicial Arbitration and Mediation Services) pursuant to the rules of the Judicial Arbitration and Mediation Services in New York, New York) to not only interpret or clarify but to modify or amend laws, regulations, rulings or policies adopted prior to the date of this agreement, but excluding laws, regulations, rulings or policies relating to a la carte services, whether adopted prior to or after the date of this agreement, and (b) "Existing Governmental Regulations" are (1) laws, regulations, rulings or policies adopted by the Commission, any Municipal Authority or any other governmental entity prior to the date of this agreement, (2) laws, regulations, rulings or policies adopted after the date of this agreement that only interpret or clarify laws, regulations, rulings or policies adopted prior to the date of this agreement as determined by the parties (or if the parties are unable to agree by an arbitrator designated by the Buyer and the Seller from the Judicial Arbitration and Mediation Services in New York, New York (or if they fail to agree, designated by the Judicial Arbitration and Mediation Services) pursuant to the rules of the Judicial Arbitration and Mediation Services in New York, New
York), and (3) laws, regulations, rulings or policies relating to a la carte services, whether adopted prior to or after the date of this agreement.

                         (v) Other Adjustments. For purposes of calculating
Operating Cash Flow, (1) if the inflationary increases on regulated services for which the Systems applied on October 1, 1994 are approved, they shall be deemed effective (and revenues shall increase accordingly) as of December 1, 1994, with the increase per channel based on the number of channels currently subject to regulation, regardless of when such increases actually become effective, and (2) if any "external


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cost pass throughs" to which the Systems are entitled under Existing
Governmental Regulations, including, but not limited to, programming cost increases, are approved, they shall be deemed effective immediately upon incurrence regardless of when the Systems are allowed to pass through such costs, provided that if the Systems fail to apply for a "pass through" on the earliest possible date, such "pass through" shall be deemed effective only upon the date of application. In addition, for purposes of calculating Operating Cash Flow, there shall also be excluded (1) any additional programming costs incurred by the Systems resulting from the termination of MultiVision as the manager of the Systems or the sale of Maryland Cable Corp., which was also managed by MultiVision, (2) any additional employee benefit, accounting, legal, administrative or other costs resulting from the termination of MultiVision as the manager of the Systems or the sale of Maryland Cable Corp. that are (a) payable to third parties or to additional employees hired at the Systems solely for the purpose of performing services previously performed by MultiVision, or
(b) incurred at the Systems by employees of the Systems, but only to the extent agreed upon by the Seller and the Buyer, or if they fail to agree, to the extent determined by a "big 6" accounting firm designated by the Seller and the Buyer (or if they fail to agree, by Ernst & Young), and (3) any incremental costs incurred by the Systems in replacing Don Granger as Vice President-Regional General Manager of the Southern Systems (or in hiring a person with the same functional duties and responsibilities) in excess of the compensation paid to Don Granger on the date of this agreement.

                     (e) Control of A la Carte Proceedings. Notwithstanding anything to the contrary in this agreement, within 30 days prior to the first (or only) closing, the Buyer and the Seller shall negotiate in good faith to replace the adjustment to Operating Cash Flow resulting from an A la Carte Revenue Loss provided for in section 2.2(d)(i) with a fixed reduction in the Base Amount to reflect the risk of an A la Carte


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Revenue Loss based on the facts known with respect thereto at that time, but the parties shall be under no obligation to reach agreement on such fixed reduction. If despite their good faith negotiations, the Buyer and the Seller are unable to agree on a fixed reduction in the Base Amount, the Buyer and the Seller shall negotiate in good faith the manner in which and by whom any proceeding relating to an A la Carte Revenue Loss shall be controlled or resolved. If despite their good faith negotiations, the Buyer and the Seller are unable to agree on the manner in which and by whom any such proceeding shall be controlled or resolved, the Buyer and the Seller shall jointly control and resolve any such proceeding (including the settlement of any such proceeding), and if they become deadlocked the issue on which they become deadlocked shall be determined by an arbitrator designated by Buyer and Seller from the Judicial Arbitration and Mediation Services in New York, New York (or if they fail to agree, designated by the Judicial Arbitration and Mediation Services) pursuant to the rules of the Judicial Arbitration and Mediation Services in New York, New York.

                     (f) Accountants' Determination of Operating Cash Flow. Within 120 days after the second (or only) Closing, or if only the Northern Systems or the Southern Systems are transferred pursuant to the agreement, within 120 days after the termination of this agreement with respect to the other Systems, the Seller shall cause Deloitte & Touche (the "Accountants") to prepare and deliver to the Seller and the Buyer a statement of the Current Assets and Assumed Liabilities as of the applicable Determination Time(s), a statement of the Operating Cash Flow of the Systems for the 12 month period(s) ending on the applicable Calculation Date(s), adjusted as required by sections 2.2(c) and (d), and, if any inflationary increases or "external cost pass throughs" referred to in section 2.2(d)(v) have not yet been approved or finally determined to be disapproved, assuming such increases or pass throughs had been approved (subject to recalculation after the Closing pursuant to section 9.5(b)), and


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a statement of the aggregate amount of the adjustments to the Base Amount to be made pursuant to sections 2.2(b), (c) and (d). The Accountants' statements shall be final and binding on the parties unless the Seller or the Buyer delivers a notice to the other disputing any matter within 30 days after delivery of the statements, stating its position with respect to any disputed matter. If the Buyer or the Seller delivers such notice, the parties shall seek to resolve the disputed matter, and if the parties are unable to resolve the disputed matter within 30 additional days, any accounting dispute shall be determined by a "big 6" accounting firm designated by the Seller and the Buyer (or if they fail to agree, designated by Ernst & Young), and any dispute with respect to any adjustment to the Operating Cash Flow of the Systems as of the Calculation Date(s) required by section 2.2(c) or (d) shall be determined by arbitration in New York, New York in accordance with the rules of the American Arbitration Association. The determination of any disputed matter pursuant to the preceding sentence shall be final and binding on the parties. The fees and expenses of the Accountants shall be borne 50% by the Buyer and 50% by the Seller and the fees and expenses of the accounting firm or the arbitration making the determination on any disputed matter shall be borne by the Seller and the Buyer in proportion to the amount by which the determination of the matter varies from the positions of the Buyer and the Seller on the matter.

              2.3 Payment of Purchase Price. The aggregate purchase price for the Assets shall be paid as follows:

                     (a) At the Closing of the transfer of all of the Systems, the Buyer shall deliver or cause to be delivered to the Escrow Agent, by wire transfer of federal reserve funds, an amount equal to $5,000,000 (the "Indemnity Escrow Amount"), to be held by the Escrow Agent in an interest bearing account (the "Indemnity Escrow Account") pursuant to an escrow agreement substantially in the form of exhibit 2.3(a) (the "Indemnity Escrow Agreement"), which funds shall be paid in whole or in part



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in accordance with the terms of the Indemnity Escrow Agreement to (i) the Buyer if it is determined that the Buyer is entitled to indemnification payments under section 9.2 of this agreement, or (ii) the Seller to the extent the Buyer is not determined to be entitled to any such payments; at each Closing of the transfer of only the Northern Systems or Southern Systems, the Buyer shall deliver $2,500,000 to the Escrow Agent.

                     (b) At each Closing, if there has not been a final determination with respect to the Potential Refund Liability, the Buyer shall deliver or cause to be delivered to the Escrow Agent, by wire transfer of federal reserve funds, an amount equal to the Potential Refund Liability for the Systems transferred at that Closing (the "Potential Refund Amount"), as agreed to by the Buyer and the Seller (or if they fail to agree as determined by Deloitte & Touche), to be held by the Escrow Agent in an interest bearing account (the "Potential Refund Escrow Account") pursuant to an escrow agreement substantially in the form of exhibit 2.3(b) (the "Potential Refund Escrow Agreement"), which funds shall be paid in whole or in part in accordance with the terms of the Potential Refund Escrow Agreement to (i) the Buyer and Seller jointly to the extent required to pay any actual refund liability, or (ii) the Seller to the extent the Potential Refund Amount exceeds the actual refund liability.

                     (c) At each Closing, if there has not been a final determination with respect to an A la Carte Revenue Loss for all of the Northern Systems or all of the Southern Systems, the Buyer shall deliver or cause to be delivered to the Seller a letter of credit substantially in the form of exhibit 2.3(c) (the "Letter of Credit") issued to the Seller, in an amount equal to 11 times the maximum possible further reduction (determined in accordance with section 10.1(e) and after giving effect to any reduction in Operating Cash Flow from an A la Carte Revenue Loss for those Systems reflected in the payment at the Closing) in Operating Cash Flow from an A la Carte Revenue Loss for the

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



Systems transferred at that Closing (the "Letter of Credit Amount"). The Seller shall have the right to draw on the Letter of Credit if and to the extent it is determined that the Seller is entitled to any payments under section 9.5 of this agreement, by delivery of a certificate executed by the Buyer and the Seller to that effect or by delivery of a final non-appealable court order to that effect. If it is determined that the Seller does not have the right to draw the full Letter of Credit Amount, the Seller shall return the Letter of Credit to the Buyer promptly after making any drawing to which it is entitled. The Buyer and the Seller shall each pay 50% of any fees and expenses incurred in connection with the Letter of Credit.

                     (d) If there is only one Closing, at that Closing, the Buyer shall pay to the Seller, by wire transfer of federal reserve funds, an amount which, together with the payment to the Seller pursuant to section 2.1(c), the Indemnity Escrow Amount, the Potential Refund Amount, if any, and the Letter of Credit Amount, if any, equals the Base Amount plus (or minus) the estimated amount (determined in accordance with section 2.4) of the increase (or decrease) in the Base Amount pursuant to sections 2.2(b), (c) and (d). If there is more than one Closing, at the first Closing, the Buyer shall pay to the Seller, by wire transfer of federal reserve funds, an amount which, together with the payment to the Seller pursuant to section 2.1(c), the Indemnity Escrow Amount, the Potential Refund Amount, if any, and the Letter of Credit Amount, if any, for that Closing, equals 11 times the estimated Operating Cash Flow of the Systems transferred at that Closing as of the applicable Calculation Date (determined in accordance with sections 2.2 and 2.4) plus (or minus) the estimated amount (determined in accordance with section 2.4) of the increase (or decrease) in the Base Amount pursuant to section 2.2(b) with respect to those Systems; provided, however, that the estimated Operating Cash Flow of the Northern Systems shall not exceed $13,000,000 and the estimated Operating Cash Flow of the Southern Systems shall not exceed

$13,000,000, and at the second Closing, the Buyer shall pay to the Seller, by wire transfer of federal reserve funds, an amount which, together with the payment to the Seller pursuant to section 2.1(c) at that Closing, the Indemnity Escrow Amount for that Closing, the Potential Refund Amount, if any, for that Closing and the Letter of Credit Amount, if any, for that Closing, equals the remainder of the Base Amount (based on the estimated Operating Cash Flow of the Systems transferred at that Closing as of the applicable Calculation Date and disregarding (1) the separate maximums on Operating Cash Flow for the Northern Systems and the Southern Systems and considering only the $286,000,000 maximum Base Amount, and (2) the separate maximums on the reduction in Operating Cash Flow resulting from an A la Carte Revenue Loss for the Northern Systems and the Southern Systems and considering only the $24,000,000 maximum reduction for all of the Systems), plus (or minus) the estimated amount (determined in accordance with section 2.4) of the increase or decrease in the Base Amount pursuant to section 2.2(b) with respect to the Systems transferred at the second Closing, but in no event shall the Buyer pay to the Seller an aggregate Base Amount in excess of $286,000,000.

                     (e) Not later than 10 days after the final determination of the Current Assets and Assumed Liabilities as of the Determination Time(s) and the Operating Cash Flow of the Systems for the 12 month period(s) ending on the Calculation Date(s) pursuant to section 2.2(f), the Buyer shall pay to the Seller or the Seller shall pay to the Buyer (by wire transfer of federal reserve funds or by delivery of bank or certified checks in immediately available funds) the amount payable as a result of the difference between the estimates and the final determinations.

                     (f) Together with any drawing by Seller on the Letter of Credit, Buyer shall pay to Seller an amount equal to interest on the amount drawn from the applicable Closing Date at a rate equal to LIBOR plus 1 1/2%, as in effect from time to time.

              2.4 Estimate of Adjustments. The Seller shall prepare and submit to the Buyer, not later than five days prior to the date of each Closing, a written estimate of the Operating Cash Flow of the Systems to be transferred at that Closing determined pursuant to sections 2.2(c) and (d) and the amount of the adjustments to the Base Amount based on the Current Assets and Assumed Liabilities of the Systems to be transferred at that Closing under section 2.2(b); such estimates shall be determined based upon the books and records of the Systems to be transferred at that Closing and the adjustments to Operating Cash Flow required by sections 2.2(c) and (d). The estimate submitted to the Buyer prior to each Closing shall be accompanied by (a) statements setting forth in reasonable detail (and any back-up reasonably requested by the Buyer for) the calculation of Current Assets and Assumed Liabilities of the Systems to be transferred at that Closing as of the applicable Determination Date and of the Operating Cash Flow of the Systems to be transferred at that Closing as of the applicable Calculation Date and the estimate of the resulting amount payable at the Closing, and (b) a certificate signed by the general partner of the Seller confirming that the estimates were calculated in accordance with the terms of this section 2. The amount payable at each Closing shall be based upon that estimate.

          3. Closing.

              3.1 Date of Closing. The consummation of the transactions contemplated by this agreement shall occur at one or more closings (the "Closings") at the New York offices of Proskauer Rose Goetz & Mendelsohn (or at such other place as may be mutually agreeable to the Buyer and the Seller). A Closing shall be held on a date designated by the Seller that shall be at least five days after the Seller delivers a notice to the Buyer that the condition specified in section 7.3(c) has been fulfilled and the condition specified in section 7.3(a) with respect to the

Northern Systems, the Southern Systems or all of the Systems has been fulfilled (provided that the Closing shall only be consummated if at the Closing all of the other conditions to the Closing are also satisfied). The Seller shall have the right to deliver a notice of closing in accordance with the preceding sentence at any time after such conditions have been fulfilled; in addition, if the conditions to the second Closing have not been satisfied by the outside Closing Date, the Seller may elect not to consummate the first Closing. Each date on which a Closing is held is referred to in this agreement as the "Closing Date." At each Closing, the parties shall execute and deliver the documents referred to in section 8.

              3.2 Outside Date for the Closing. If no Closing has occurred on or prior to June 30, 1995, either party may terminate its obligations under this agreement by notice to the other. Upon such termination, neither of the parties shall have any liability or obligation to the other under this agreement except for any liability resulting from its breach of this agreement.

          4. Representations and Warranties by the Seller.


          The Seller represents and warrants to the Buyer as follows:

              4.1 Seller's Organization and Authority. The Seller is a limited partnership duly organized, validly existing and in good standing under the law of the State of Delaware and has the full power and authority to enter into and perform its obligations under this agreement and to own and operate the Systems. The Seller is duly qualified to do business as a foreign limited partnership and is in good standing in the State of California.

              4.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Seller have been duly authorized by all necessary partnership action, and this agreement constitutes a valid and binding obligation of the

Seller enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              4.3 Consents of Third Parties. Subject to receipt of the consents and approvals referred to in schedule 4.3, the execution, delivery and performance of this agreement by the Seller will not (i) conflict with the certificate of limited partnership or partnership agreement of the Seller, and will not conflict with, or result in a breach or termination of or constitute a default under, any lease, agreement, commitment or other instrument, or any order, injunction, judgment or decree, to which the Seller is a party or by which the Seller is bound, or to which any of the Assets is subject, except for conflicts, breaches, terminations or defaults that in the aggregate would not have a material adverse effect on the business, financial condition or operations of the Systems taken as a whole (or the Northern Systems taken as a whole if only the Northern Systems are transferred or the Southern Systems taken as a whole if only the Southern Systems are transferred) (a "Material Adverse Effect"); (ii) result in the creation of any lien, claim, charge or encumbrance ("Lien") upon any of the Assets, except for Liens that in the aggregate would not have a Material Adverse Effect; or (iii) violate any federal or state law or regulation relating to the Seller or any of the Assets, or violate any local rule or regulation relating to the Seller or any of the Assets, except for violations of local rules or regulations that in the aggregate would not have a Material Adverse Effect. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Seller in connection with the execution, delivery and performance of this agreement, except for the filings and consents referred to in section 6.1 and consents the absence of which would not have a Material Adverse Effect.

              4.4 Title to Assets. (a) Except for the Liens set forth on schedule 4.4 (which shall be satisfied at the Closing) and except for property leased pursuant to leases and agreements listed on schedule 4.13, the Seller has, and at the Closing the Buyer will receive, good and marketable title to all of the Assets, free and clear of all Liens (except for the lien, if any, of current taxes not yet due and except in the case of the real property listed on schedule 1.1(c) for easements, covenants, conditions and restrictions that do not have a material adverse effect on the use of the real property or materially detract from the value of the real property) (collectively "Permitted Liens"). All of the Assets that are used in the business of the Systems that consist of tangible personal property are in operating condition and repair, ordinary wear and tear excepted, given the age of such properties and the uses to which they are put.

                  (b) All of the real property owned by the Seller and used in the operations of the System is listed on schedule 1.1(c). The real property and the improvements located thereon and the continuation of the business presently being conducted thereon do not violate existing zoning laws, except for violations that do not have a material adverse effect on the use of the real property or materially detract from the value of the real property. The real property is served by utilities and services necessary for the normal and intended use of the real property by the Seller and none of the improvements on the real property encroaches upon the property of others, except for encroachments that do not have a material adverse effect on the use of the real property or materially detract from the value of the real property. No condemnation of any such real property has occurred, is pending or, to the best of the Seller's knowledge, is threatened. To the best of the Seller's knowledge, the buildings and other structures on the real property are in operating condition and repair, ordinary wear and tear excepted, given the age of such properties and the uses to which they are put.

              4.5 Financial Statements. The Seller has previously delivered to the Buyer (i) unaudited statements of selected assets and the current liabilities of the Northern Systems, the Southern Systems and all of the Systems as of December 31, 1993, together with the related statements of operations for the year then ended, and (ii) unaudited statements of selected assets and current liabilities of the Northern Systems, the Southern Systems and all of the Systems as of September 30, 1994, together with the related statements of operations for the nine-month period then ended. The foregoing statements of operations have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present in all material respects the results of operations of the Systems for the periods indicated.

              4.6 Absence of Certain Changes. Since September 30, 1994, the Seller has operated the Systems in the ordinary course, and, except as set forth on schedule 4.6, the Seller has not;

                     (a) entered into any material transaction or incurred any material liability or obligation relating to the Systems that was entered into or incurred other than in the ordinary course of its business;

                     (b) sold or transferred any of the assets relating to the Systems other than in the ordinary course of its business;

                     (c) granted or agreed to grant any bonus or any increase in any rate or rates of salaries or compensation to employees of the Systems (other than as required by minimum wage laws, regularly scheduled bonuses or increases in the ordinary course of business or one-time bonuses to induce employees to remain with the Seller through the Closing Date);

                     (d) had any actual or, to the best of the Seller's knowledge, threatened employee strike, work stoppage or lockout of employees of the Systems;

                     (e) failed to maintain inventories and supplies at levels sufficient to operate the business in the ordinary course for 60 days (except where past practice is to maintain less than 60 days' inventory of any items), nor made any purchase commitments relating to the Systems other than in the ordinary course of its business and substantially consistent with its past practice;

                     (f) through the date of this agreement, suffered any damage, destruction or loss (whether or not covered by insurance) that has materially adversely affected the Assets or any other change, event or condition which has had a Material Adverse Effect; or

                     (g) created or assumed any mortgage, pledge, lien or encumbrance upon any of the Assets (other than Permitted Liens) that will survive the Closing.


              4.7 Easements; Crossing Permits; Etc. The Seller has such easements, highway, railroad and canal crossing permits and other rights of ingress and egress ("Permits") as are reasonably necessary for the conduct of the business of the Systems as it is now being conducted, except where the failure to have any such Permit would not have a Material Adverse Effect. To the best of the knowledge of the Seller, the Seller is not in violation or default of any Permit in any respect that would have a Material Adverse Effect.

              4.8 Pole Attachment Agreements. The Seller is in possession of all pole attachment agreements reasonably necessary for the conduct of the business of the Systems as it is now being conducted. The Seller is not in violation or default of any pole attachment agreement in any respect that would have a Material Adverse Effect.

              4.9 Franchises; Cable Act. (a) The franchises, licenses and authorizations listed on schedule 1.1(a)

(collectively, the "Franchises") are the only franchises, and the only material licenses or authorizations, of any federal, state or local governmental or regulatory body (including, without limitation, the Federal Communications Commission (the "Commission") and the municipal or county authorities that have issued the Franchises (the "Municipal Authorities")) that are necessary in the conduct of the business of the Systems, all of which are currently held by Seller. The Seller has complied with all of the terms and conditions of all of the Franchises except where noncompliance would not have a Material Adverse Effect and except that no representation is made in this sentence with respect to the provision in the Franchises which requires compliance with Federal law, which is covered by the following sentence. To the best of the Seller's knowledge, the Seller is not in violation of the provisions of the Cable Consumer Protection and Competition Act of 1992 (the "1992 Act") and the rules, regulations and policies of the Commission thereunder except where such violations would not, individually or in the aggregate, have a Material Adverse Effect and except that no representation is made with respect to the rate regulation provisions of the 1992 Act, as those provisions are the subject of an adjustment to the Base Amount pursuant to sections 2.2(c) and (d). Except as set forth on schedule 4.9(a), no proceeding (administrative, judicial or otherwise) is pending or, to the best of Seller's knowledge, threatened, to revoke, suspend, modify, limit or deny renewal of any of the Franchises. All reports, applications, financial statements and other documents required to be filed by the Seller with respect to the Systems have been filed, except where the failure to file would not have a Material Adverse Effect. To the best of Seller's knowledge, the Forms 1200, 1205, 1210 and 1215 filed by the Seller are correct in all material respects.

                     (b) Without limiting the generality of section 4.9(a) and except as set forth in schedule 4.9(a), (x) the Franchises are in full force and effect and there are no applications by Seller pending or, to the best of the knowledge of Seller, threatened before any governmental agency relating to the business or operations of the Systems, other than proceedings which affect the cable television industry generally, (y) since January 1, 1993 Seller has not received any written communication from the Commission with respect to compliance or non-compliance with the Cable Communications Policy Act of 1984 (the "1984 Act") or the 1992 Act including, without limitation, with respect to rates being charged to subscribers or with respect to compliance with the rules or regulations of the Commission; and Seller has not received any written communications from any Municipal Authorities with respect to compliance with the Franchises, the 1984 Act or the 1992 Act, and (z) Seller is and the operation of Systems has been and is in compliance with the Franchises and all rules and regulations of the Commission and with the provisions of the National Electrical Safety Code, the rules and regulations of the Federal Aviation Administration (the "FAA"), the provisions of both the 1984 Act and the 1992 Act (and has submitted and filed all filings required under the 1984 Act and the 1992 Act), and all other applicable laws and regulations, except in each case where non-compliance would not have a Material Adverse Effect and except that this representation as it relates to the 1992 Act is subject to the same limitations as set forth in section 4.9(a). Without limiting the foregoing and except as set forth on schedule 4.9(a), Seller has filed all necessary FAA Tower Clearance Applications and received all necessary Determinations of No Hazard or No Filing Required, cable television registration statements and annual reports and all necessary FCC Aeronautical Frequency Notifications, and filed all necessary Forms 395A, 393, 1200, 1205 and 1210, and received all necessary EEO Certificates, and received all necessary earth station, business, radio and CARS licenses. True and correct copies of all material filings by Seller with the Commission and the Municipal Authorities during the immediately preceding one year period have previously been delivered to the Buyer, are listed on schedule 4.9(b) and are incorporated into the schedules hereto as if fully set forth therein.


                     (c) Except as set forth on schedule 4.9(c), all of the broadcast signals carried by the Systems are carried pursuant to the must-carry provisions of Section 614 of the 1992 Act and the regulations promulgated thereunder and no broadcasting station has requested its consent to the re-transmission of its signal by the Systems in accordance with Section 325 of the Communications Act of 1934, as amended, and the regulations promulgated thereunder. Except as set forth on schedule 4.9(c), to the best of the Seller's knowledge, all of the broadcast television signals entitled to be carried pursuant to said must-carry provisions are in fact carried by the Systems and all such signals are positioned as required by applicable law and regulation.

              4.10 System Data. (a) As of September 30, 1994, the Northern Systems consisted of 1,331 linear miles of plant and there were at least 97,000 "Homes Passed" by the Northern Systems and the Southern Systems consisted of 980 linear miles of plant and there were at least 119,000 "Homes Passed" by the Southern Systems. Except as set forth on schedule 4.10, to the best of Seller's knowledge, no other person is operating a cable television system servicing customers within the franchise areas of any of the Systems.

              As used in this agreement, "Homes Passed" includes each single family residence or dwelling unit within a building containing multiple dwelling units that is located within 150 feet of the activated trunk or feeder cable of a System, plus commercial and other buildings (including hotels) actually served by the Systems, but does not include dwelling units within multiple dwelling unit buildings containing more than four dwelling units to which the Seller does not have a right of access.

                     (b) Schedule 4.10 sets forth as of October 1, 1994 the channel line-up for basic cable service ("Basic

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


Service"), all tiers of Cable Programming Service, as defined in the 1992 Cable Act (each a "Tier Service"), all a la carte services and all video programming offered by the Systems on a per channel basis ("Pay or Premium Channels"), the regular basic monthly subscription rate for Basic Service to a single household subscriber (the "Basic Rate"), the monthly subscription rate for each a la carte service (the "A la Carte Rates", or individually an "A la Carte Rate"), and the regular monthly subscription rate for each of the Tier Services (the "Tier Rates", or individually, a "Tier Rate"), the monthly subscription rates for each premium or pay channel, and the installation rates and charges for equipment and services other than those specified in this subsection.

                     (c) "Basic Subscriber" means a bona fide cable television subscriber to the Systems (first connection only) for Basic Service, at the Basic Rate who is receiving service from the Systems and has rendered payment at the full Basic Rate (or who receives a senior citizen discount) for at least one full month service. As of September 30, 1994, the number of Basic Subscribers was approximately 73,400 for the Northern Systems and 61,600 for the Southern Systems. A true and correct aging of the accounts receivable of the Systems as of October 31, 1994 is attached to schedule 4.10(c). In computing the number of Basic Subscribers, Subscriber Equivalents shall be taken into account. "Subscriber Equivalent" means an equivalent to a Basic Subscriber, the number of Subscriber Equivalents served by the Systems being equal to the quotient of (i) the aggregate revenues earned by the Systems for Basic Service provided by the Systems during the last full month ending on or prior to such date from bulk billings to residential multiple dwelling units and other subscribers that are billed for such service on a bulk basis divided by (ii) the System's regular monthly basic rate for Basic Service. For purposes of the foregoing there shall be excluded all revenues earned from billings to any bulk account or discounted family household that has not been an active subscriber of the Systems for at least one month.

                     (d) "Tier Subscriber" means a bona fide cable television subscriber to the Systems who is a Basic Subscriber and who has subscribed to and is receiving service of one of the Tier Services and has rendered payment in full at the full Tier Rate for the particular Tier Service for at least one full month of service. As of September 30, 1994, the number of Tier Subscribers was approximately as follows: None.

                     (e) As of September 30, 1994, the number of Pay Units was approximately 31,364 for the Northern Systems and 36,125 for the Southern Systems. Pay Units shall mean the aggregate number of bona fide subscriptions to pay or premium television services, i.e., Home Box Office, Cinemax, Showtime, etc., in respect of which payment at the full rate for such pay service has been rendered for at least one month service.

                     (f) "A la Carte Subscriber" means a bona fide cable television subscriber to the Systems who is a Basic Subscriber and who has subscribed to and is receiving service of one or more of the a la carte services and has rendered payment in full at the full A la Carte Rate or packaged rate for the particular a la carte service(s) for at least one full month of service. As of September 30, 1994, the numbers of A la Carte Subscribers were approximately as follows:

        A la carte basic service packages
             Northern Systems - 69,271
             Southern Systems - 57,768

        A la carte services, not in packages
             Northern Systems - 1,193
             Southern Systems -   582

        A la carte Encore units, not in packages
             (all Southern Systems) - 111

              4.11 Copyright Matters. (a) Except for amounts reflected as accounts payable on the statement of Current Assets and Liabilities as of the applicable Determination Time, the Seller has deposited with the United States Copyright Office (the

"Copyright Office") all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act with respect to the business and operations of the Systems as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act, including, without limitation, the payment of all copyright fees which may be required in respect of events occurring or for periods of time prior to the Closing in accordance with the decision in Cablevision v. M.P.A.A.

                     (b) The Systems are in compliance with the Copyright Act except where non-compliance would not have a Material Adverse Effect. In connection with the Systems, the Seller is entitled to hold and does now hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, cancelled, encumbered or materially adversely affected in any manner.

                     (c) The carriage, transmission or use of the signals of the Systems has not subjected and does not subject any System or the Seller to any Commission or other sanctions or any suits or actions, including, without limitation, suits or actions for copyright infringement, except those that may be applicable to a majority of cable systems in the United States.

                     (d) Except as set forth on schedule 4.11, during the 12 months preceding the date of this agreement, the Seller has received no written communication from the Copyright Office with respect to the underpayment or nonpayment of any fees, royalties or other sums.

              4.12 Litigation; Compliance with Laws. Except as set forth on schedule 4.12 and except for proceedings (both administrative and judicial) affecting the cable television industry in general, there is no litigation, proceeding or governmental investigation pending or, to the best of Seller's

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



knowledge, threatened, or any order, injunction or decree outstanding, against the Seller or the Assets, and there is no claim pending or, to the best of Seller's knowledge, threatened, against the Seller or the Assets, which, if adversely determined in a manner or amount that can be reasonably foreseen, might have a Material Adverse Effect. There is no violation by Seller that would have a Material Adverse Effect of any law, regulation or ordinance or any other requirement of any governmental body or court (except that the only representation with respect to the provisions of the 1992 Act and the rules, regulations and policies of the Commission thereunder is set forth in section 4.9).

              4.13 List of Agreements, etc. Schedules 4.13 and 4.14 together contains a complete list of the following that specifically relate to the
Systems: (a) all commitments and other agreements for the purchase of any materials, supplies or equipment, other than commitments and other agreements that involve an expenditure by the Seller of less than $100,000 for any one commitment; (b) all leases or other rental agreements under which the Seller is either lessor or lessee; (c) all employment or consulting agreements to which the Seller is a party; (d) all agreements for the retransmission by any of the Systems of the signals of local television stations; (e) all collective bargaining agreements to which the Seller is a party; (f) all programming agreements and all pole attachment agreements; and (g) all other agreements, commitments and understandings (written or oral), other than subscriber agreements, that require payment by the Seller of more than $100,000 individually and cannot be terminated by their terms on less than 60 days' notice without liability.

              4.14 Employee Benefit Plans; ERISA; Labor Relations.

                     (a) Except as set forth on schedule 4.14, the Seller has operated the Systems in compliance with all applicable laws relating to the employment of labor, including,

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


without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes, including income and social security taxes, except where non-compliance would not have a Material Adverse Effect.

                     (b) Except as set forth on schedule 4.14, since January 1, 1993, (i) the Seller has not been a party to any contract, agreement or other commitment with any labor organization, and has not agreed to recognize any union or other collective bargaining unit, with respect to employees of the Systems, nor has any union or other collective bargaining unit been certified as representing any of the Systems' employees, nor, to the best of the Seller's knowledge, has there been any effort by the employees of the Systems to seek recognition of any union as the collective bargaining agent, and (ii) the Seller has not experienced any strikes, work stoppages, significant grievance proceedings or claims of unfair labor practices filed or, to the best of the knowledge of the Seller, threatened to be filed against the Seller by employees of the Systems.

                     (c) Except as set forth on schedule 4.14, the Seller does not maintain or sponsor, nor is it required to make any contribution to, any formal or informal pension, profit-sharing, thrift or other retirement plan, medical, hospitalization, vision, dental, life, disability or other insurance or benefit plan, deferred compensation, bonus, fringe benefit, savings or other incentive plan, severance plan or other similar plan, agreement, arrangement or understanding with respect to employees of the Systems (each a "Benefit Plan"), whether or not such plan is or is intended to be subject to the provisions of ERISA or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), including, without limitation, an "employee benefit plan" within

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


the meaning of Section 3(3) of ERISA, or any "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                     (d) Neither Seller, nor any Affiliated Company (as hereinafter defined) has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or any employee benefit plan on account of any failure to meet the contribution requirements of such plan, minimum funding requirements or prohibited transactions under applicable laws, termination of a single employer plan, partial or complete withdrawal from a multi-employer plan, or the insolvency, reorganization or termination of any multi-employer plan. The terms used in this section 4.14(d) shall have the meanings assigned thereto in the applicable provisions of ERISA and the Code, and the term "Affiliated Company" shall mean every corporation or trade or business, whether or not incorporated, which is from time to time a member of a controlled group or a group under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

                     (e) The Seller has delivered to the Buyer true and complete copies of the documents which constitute the MultiVision Cable TV Corp. 401(k) Plan (the "401(k) Plan"). The 401(k) Plan complies in all material respects with all applicable provisions of ERISA and the Code.

                     (f) The 401(k) Plan has received a favorable determination letter from the Internal Revenue Service ("IRS") with respect to its qualification under the Code and, to the Seller's knowledge, the IRS has not taken any action to revoke any such letter. To the Seller's knowledge, nothing has occurred which would adversely affect the qualified status of the 401(k) Plan.

              4.15 Status of Agreements. Except as set forth on schedule 4.15, the Seller is not in default and, to the best of Seller's knowledge, no other party is in default under any agreement referred to in section 4.13 or 4.14 where the default would have a Material Adverse Effect, and, to the best of

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

Seller's knowledge, there is no other event which, with or without due notice or lapse of time or both, would constitute such a default or event of default.

              4.16 Insurance and Bonds. The Seller currently has, or there exists for the Seller's benefit, in full force and effect

                     (a) the casualty and liability insurance set forth on
schedule 4.16(a), which covers and insures the Seller, the Systems and the Assets, against risks in such amounts usually and customarily insured against in the cable television industry, subject to reasonable deductibles, including, without limitation, (i) fire and extended coverage insurance on all of the Assets in amounts typical for such insurance in the cable television industry, and on the business of the Systems, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks arising in the ordinary course of business customarily included within a form of comprehensive liability coverage, and

                     (b) the performance, surety and other bonds set forth on
schedule 4.16(b), which represent all such bonds required under the Franchises, except where the requirement has been waived by the grantor or other party to any such Franchise or except where the failure to have such bonds would not have a Material Adverse Effect.

              4.17 Environmental Matters. For purposes of this section 4.17, "Substances" are defined as any toxic or hazardous wastes, substances, products, chemicals, pollutants of any kind (including, without limitation, petroleum and petroleum products, natural gas, liquified natural, petroleum, and synthetic gas, asbestos, flammables, explosives, radioactive materials and radon) and an "Operating Site" is defined as any real property or facility owned, leased or used by the Seller in connection with the operation of the Systems. Except as set forth on schedule 4.17, (i) there is and has been no treatment, storage, disposal, handling, or release by the Seller or, to the best of the


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


Seller's knowledge, any other person or entity of any Substances, at, on, under, or from any Operating Site which would have a Material Adverse Effect; (ii) to the best of the Seller's knowledge, there are no aboveground or underground tanks and there are no PCBs, urea formaldehyde, paint containing lead or mercury, or asbestos-containing materials in quantities that would have a Material Adverse Effect located at, on or under any Operating Site; (iii) the Seller has received no written notice of any formal assertion by any governmental or regulatory agency that the Seller or a predecessor business, operator, landowner or occupant may be a responsible party in connection with any Substance treatment, storage, disposal or release from any Operating Site, and the Seller has no knowledge of any pending or threatened claims; (iv) neither the Seller nor, to the best of the Seller's knowledge, any person acting on behalf of the Seller has released any other person from any claims the Seller might have, or have had, for any matter relating to the presence, handling, treatment, storage, disposal, or release of Substances at the Operating Sites;
(v) no claim, lien, or other encumbrance has been, or is, imposed on any of the assets of the Seller or any Operating Site under any environmental laws; and
(vi) the Seller has obtained all permits, licenses, registrations, identification numbers, and other approvals and authorizations, and has made all reports and notifications required under any environmental laws in connection with operations of the Systems and every Operating Site, and is in compliance with all applicable environmental laws, except in each case where any failure would not have a Material Adverse Effect.

              Schedule 4.17 also contains a list and brief description of all filings by the Seller with, notifications and reportings by the Seller to, notices, requests for information, orders, directives, or correspondence to the Seller from, complaints received by or asserted by, orders issued by, agreements with, and reports to or by all governmental authorities administering environmental laws, within three years


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


prior to the date of this agreement, including, but not limited to, notice letters, inspection and investigation reports, notices of exceedance or violation or possible or probable exceedance or violation, notices of deficiency, audit reports, filings made, corrective or response actions ordered or taken, and citations received by the Seller.

              Schedule 4.17 also contains a list and brief description of any samples taken and analyses performed by the Seller, including the results of such analyses, at, on, under, or of any Operating Site, and any Substances at, on, or under any Operating Site.

              Schedule 4.17 also contains a list and brief description of all audits, investigations, and assessments conducted by the Seller or at the Seller's request or conducted by others and in the possession of the Seller or of which the Seller is aware regarding actual or potential environmental conditions, obligations, liability, and compliance regarding or in connection with the Systems and any Operating Site.

              Except as set forth on schedule 4.17, to the best of the Seller's knowledge, no Operating Site has been designated or identified as a wetland or wetland transition zone or as a habitat for an endangered or threatened species.

              4.18 Corporate and Personnel Data. Seller has previously delivered to Buyer a true and correct list, as of August 31, 1994, of the titles of all officers and directors of the Seller employed within the Systems and the current salaries of all persons employed by the Seller within the Systems.

              4.19 Franchise Fees Certifications. Except as set forth on schedule 4.19, the Seller has paid all required franchise fees relating to the Systems and has received no notices from Municipal Authorities regarding underpayment or nonpayment of franchise fees. The current franchise fees are as set forth in the Franchises. Schedule 4.19 sets forth those Municipal Authorities that have commenced a proceeding of the type described in section 2.2(d)(i) or filed the requisite


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


certification with the Commission under Section 623(a)(3) of the 1992 Act enabling them to regulate the rates for Basic Service and the Seller has no knowledge that any other Municipal Authority intends to commence such a proceeding or so file.

              4.20 Transactions with Affiliates. Except as set forth on schedule 4.20, the Seller is not engaged in any material transaction relating to the Systems with any of its shareholders, directors, officers, employees or any entity affiliated with any of the foregoing.

          5. Representations and Warranties by the Buyer.

          The Buyer represents and warrants to the Seller as follows:

              5.1 The Buyer's Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the law of the State of New Jersey and has the full corporate power and authority to enter into and perform this agreement in accordance with its terms.

              5.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Buyer have been duly authorized by all necessary corporate action of the Buyer and this agreement constitutes the valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              5.3 Consents of Third Parties. The execution, delivery and performance of this agreement by the Buyer will not (i) conflict with the certificate of incorporation or by-laws of the Buyer and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, injunction, judgment or decree to which the Buyer is a party or by which the Buyer is bound, or (ii) violate any law or

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


regulation of any jurisdiction as such law or regulation relates to the Buyer. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Buyer in connection with the execution, delivery and performance of this agreement, except for the filings and consents referred to in section 6.1.

              5.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer or any of its affiliates that would prevent the consummation of the transactions contemplated by this agreement.

              5.5 Financial Capability. The Buyer has cash on hand or lines of credit or firm commitments from financial institutions to provide financing in amounts sufficient to pay the purchase price for the Assets.

          6. Further Agreements of the Parties.

              6.1 Filings with the Commission and Municipal Authorities; Hart-Scott-Rodino Act. (a) As soon as practicable, but in no event later than 30 days after the date of this agreement, (1) the parties shall file with the Commission and any Municipal Authorities from which consent to the transactions contemplated by this agreement must be obtained an application or applications requesting consent to such transactions, (2) the parties shall file with the franchise authorities in Anaheim, Villa Park and Orange County an application to extend or renew the franchises for those Systems until January 25, 2012, August 20, 2011 and July 5, 2012, respectively (the "Southern Extensions"), and (3) the parties shall file with the franchise authorities in Rohnert Park, Sonoma County and Solano County applications to extend or renew the franchises for those Systems until December 31, 2011, August 19, 2008 and October 30, 2009, respectively (the "Northern Extensions"); the parties shall take with due diligence all reasonable steps necessary to expedite the processing of the application or applications and to secure such consents or approvals and the foregoing extensions or renewals. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of any such application to be prepared by it and in connection with the processing of that application. The Seller shall not be required to make any payment to obtain the consent of any Municipal Authority or to obtain the Southern Extensions or Northern Extensions.

                     (b) Within 30 days after the execution of this agreement, the Seller and the Buyer shall, in cooperation with the other, file in connection with the transactions contemplated by this agreement any reports or notifications that may be required to be filed by them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), with each of the Department of Justice and the Federal Trade Commission, and each of the Seller and the Buyer shall comply promptly with all requests for further documents and information made by the Department of Justice or the Federal Trade Commission, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

              6.2 Operations of the System. From the date of this agreement through the applicable Closing Date:

                     (a) the Seller may terminate the services of MultiVision as the manager of the Systems but the Seller shall continue to operate the business of the Systems in the ordinary course;

                     (b) the Seller shall use reasonable efforts (i) to preserve the business of the Systems and Assets intact and to preserve the goodwill and business of the subscribers, advertisers, suppliers and others having business relations with the Systems, and (ii) to retain the services of the employees of the Systems; and

                     (c) the Seller shall (i) not enter into any transaction or incur any liability or obligation that, if entered

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



into or incurred prior to the date of this agreement, would have to be listed on schedule 4.13, except that the Seller may enter into (A) any programming agreements (and the Seller shall notify the Buyer that it entered into any such agreement and the Buyer may elect in writing whether or not to assume any such agreement at the Closing) or (B) any leases or rental agreements for personal property requiring payment by the Seller of less than $25,000 individually; (ii) not sell, lease, hypothecate, transfer or otherwise dispose of any of the assets relating to the Systems, other than assets that have worn out or been replaced with other assets of equal or greater value or assets that are no longer needed in the operation of the Systems; (iii) not grant or agree to grant any increase in the rates of salaries or compensation payable to employees of the Systems (other than as required by law and regularly scheduled increases in the ordinary course of business); (iv) not grant or agree to grant any bonus to any employee of the Systems whose total annual compensation after the increase would be at an annual rate in excess of $30,000 (other than bonuses in the ordinary course of business or one-time bonuses to induce employees to remain with the Seller through the Closing Date); (v) not provide for any new pension, retirement or other employment benefits for employees of the Systems or any increase in any existing benefits (other than as required by law); (vi) maintain the Systems' inventory at levels sufficient to operate the business in the ordinary course for 60 days (except where the past practice is to maintain less than 60 days' inventory of any items); (vii) not change the rates charged for Basic Service or Tier Service, except after not less than 15 days (or, in the case of a required reduction, such lesser or greater period as is required to comply with any applicable law, rule, regulation or order) prior written notice to the Buyer setting forth the basis therefor and the computations thereof; or (viii) make routine capital expenditures substantially consistent with its past practices in the ordinary course of business necessary to maintain the Systems and provide services within

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



areas presently served by the Systems, but Seller shall not be required to incur any capital expenditures for line extensions beyond those required by the terms of any Franchise or for technological upgrades of the Systems, including, but not limited to, the upgrade to 54 channels in Hermosa Beach or the upgrade to 54 channels in Rohnert Park, unless Buyer shall reimburse Seller for the costs of such upgrades as such costs are incurred (and regardless of whether or not the Systems are transferred to Buyer pursuant to this agreement).

              6.3 Expenses. The Buyer and Seller shall each bear its own expenses incurred in connection with the negotiation and preparation of this agreement and in connection with all obligations required to be performed by it under this agreement, except where specific expenses have been otherwise allocated by this agreement.

              6.4 Access to Information. Prior to the applicable Closing, the Buyer and its representatives may make such reasonable investigation of the property, assets and businesses of the Seller relating to the Systems, and the Seller shall give to the Buyer and to its counsel, accountants and other representatives, upon reasonable notice, reasonable access during normal business hours throughout the period prior to the Closing to all of the assets, books, commitments, agreements, records and files of the Seller relating to the Systems and the Seller shall furnish to the Buyer during that period all documents and copies of documents and information concerning the businesses and affairs of the Systems as the Buyer reasonably may request. The Buyer shall hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the purchase and sale contemplated by this agreement is not consummated for any reason, shall return to the Seller all such information and documents and any copies as soon as practicable, and shall not disclose any such information (that has not previously been disclosed by a party other than the Buyer) to any

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


third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. The Buyer's obligations under this section shall survive the termination of this agreement.

              6.5 Consents; Assignment of Agreements and Assets. The Seller shall use reasonable efforts (but shall not be required to make any payment), and the Buyer shall assist the Seller in all reasonable respects, to obtain prior to the Closing (a) all consents and approvals of third parties required for the transfer to the Buyer of any of the Assets (whether or not listed on schedule 4.3), including, but not limited to, the agreements referred to in section 1.1(d), without any conditions materially adverse to the Buyer, and (b) with respect to all leases, commitments and other agreements to be assumed by the Buyer that also relate to cable television systems that are not to be acquired by the Buyer, amendments that provide the Buyer with only the rights and obligations under those leases, agreements and other commitments that relate to the Systems to be acquired by the Buyer. If, with respect to any lease, commitment or agreement to be assigned to the Buyer, a required consent to its assignment is not obtained by the Closing (and, accordingly, pursuant to section 1.2, that lease, commitment or agreement is excluded from the sale to the Buyer), (1) the Seller shall keep it in effect and shall use its reasonable efforts to give the Buyer the benefit of it to the same extent as if it had been assigned, and the Buyer shall perform the Seller's obligations under the agreement relating to the benefit obtained by the Buyer, and (2) the Seller and the Buyer shall continue to use reasonable efforts to obtain such consent, at which time the lease, commitment or agreement shall be assigned by the Seller to the Buyer. Nothing in this agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party. The Seller shall use reasonable efforts (but shall not be required to make any payment) to cause _______ ("Cabledata") to

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

permit the Buyer to assume the agreement between the Seller and Cabledata for a period designated by the Buyer up to six months after the Closing Date. If the Seller is unable to obtain Cabledata's agreement to the foregoing, the Seller shall cooperate with the Buyer in all reasonable respects to enable the Buyer to duplicate the information on the Cabledata billing system and otherwise so that the Buyer will be able to begin operations of the Systems on the Closing Date without the Cabledata billing system; any costs incurred in doing the foregoing shall be borne by the Buyer.

              6.6 Sales Taxes. The Buyer and the Seller shall each pay 50% of any state or local sales and use taxes payable in connection with the sale of the Assets, and any documentary transfer taxes or recording fees assessed in connection with a sale of any parcel of the Real Property shall be paid by the party who customarily pays such taxes or fees in the location of such parcel of Real Property.

              6.7 No Control. Between the date of this agreement and the Closing, the Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of any of the Systems, but such operations shall be solely the responsibility of the Seller, and, subject to the provisions of section 6.2, shall be in its complete discretion.

              6.8 Employees. (a) Employment. The Buyer may determine to which of the Seller's employees who perform services for the Systems the Buyer wishes to offer employment and shall so notify the Seller at least 30 days prior to the Closing Date. The Buyer shall pay severance to any employee of the Seller who performs services at the Systems (but not any employees of MultiVision in Greenwich, Connecticut) if (a) the Buyer does not employ such employee on the Closing Date, or (b) such employee's employment by the Buyer is terminated by the Buyer within 180 days after the Closing Date under circumstances where the Seller would be required under its severance policy to pay severance, in

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


either case in accordance with the Seller's general severance policy described on schedule 4.14, and Seller shall pay any severance obligation to any employee above the general severance policy. In addition, Buyer shall provide accrued vacation to any employee of the Seller that it employs, but Buyer shall have no obligation to make any payment in lieu of vacation pay (and the Seller shall make any such payment) to (a) any employee of the Systems that it does not employ, (b) any employee who does not take his or her accrued vacation, or (c) any employee whose employment is terminated without him or her having taken the accrued vacation. The Buyer shall give each of the employees of the Systems that it employs past service credit for purposes of eligibility and vesting under all employee benefit plans for employees of the Buyer at or after the Closing (and past service credit for all purposes, including the amount of benefits, under the severance and vacation policies of the Buyer).

                     (b) Medical Benefits. The employees of the Systems participate in the MultiVision medical plan. As of the Closing Date, the Buyer shall provide all employees of the Systems who become employees of the Buyer ("Covered Employees") (and their dependents) with medical benefit coverage under plan(s) maintained or established by the Buyer. The Buyer shall cause its plan(s) to waive any pre-existing condition exclusions and waiting periods (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under MultiVision's medical plan) and to credit or otherwise consider any monies paid (or accrued) under MultiVision's medical plan by Covered Employees (or their dependents) prior to the Closing Date toward any deductibles, co-pays or other maximums under its plan(s) during the first plan year after the Closing Date. The Buyer shall be responsible for satisfying its obligations under Section 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code to provide continuation coverage ("COBRA") to any Covered Employee in accordance with law and shall provide COBRA coverage to any employees or former employees

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

of the Systems not employed by the Buyer on the Closing Date to the extent required by COBRA and the Buyer shall provide COBRA coverage to the MultiVision employees in Greenwich, Connecticut, terminated by MultiVision on September 30, 1994, all subject to the proviso that such coverage shall only be to the extent of the Buyer's then existing medical coverage.

                     (c) MultiVision 401(k) Plan. If the Seller decides, in its sole discretion, to terminate the 401(k) Plan in its entirety, the Buyer shall permit the employees of the Systems who participate in the 401(k) Plan and who become employees of the Buyer as of the Closing Date to rollover (whether by direct trustee to trustee rollover or by indirect rollover) their eligible rollover distributions from the 401(k) Plan to the Century Communications Corp. Retirement Investment Plan, in accordance with Section 4.8 therein.

              6.9 Insurance. The Seller shall maintain all insurance policies currently in effect with respect to the Systems (or purchase policies providing similar coverage) until the Closing Date.

              6.10 Notice of Adverse Changes. Between the date of this agreement and the Closing Date, the Seller shall promptly notify the Buyer in writing of any materially adverse developments affecting the Systems which become known to the Seller, including, without limitation, (i) any change in the condition, financial or otherwise, of the Systems that could have a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Systems, or (iii) any notice of any violation, forfeiture, or complaint under any of the Franchises that might have a Material Adverse Effect.

              6.11 Delivery of Financial Information. Promptly after the preparation thereof, the Seller shall deliver to the Buyer copies of any cash flow statements, financial reports, subscriber counts and other operational data regularly prepared by the Seller for its internal use, which shall be prepared based

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



on the books and records of the Systems. The Seller also shall provide the Buyer on a periodic basis with reports of capital expenditures made with respect to the Systems. At the request and sole cost and expense of the Buyer, the Seller shall cause its independent accountants to prepare separate audited financial statements for the Northern Systems and the Southern Systems.

              6.12 Property Tax Claim. The Seller, the Buyer and seven other cable operators in Orange County, California are parties to pending litigation against the Orange County Tax Assessor and share the cost of the litigation. Promptly after the Closing, the Buyer shall replace the Seller as a party to the litigation, and shall bear the portion of the cost of the litigation after the Closing previously borne by the Seller. The Seller shall remain responsible for and pay its portion of the costs of the litigation incurred during the period prior to the Closing. The Buyer may elect to terminate its participation (on its own behalf and on behalf of the Seller) in the litigation at any time, but the Buyer shall give notice of its election to the Seller so that the Seller may elect to reenter the litigation on its own behalf. The Buyer shall pay to the Seller or cause the tax assessor to pay to the Seller any refund of property taxes (including possessory interests) resulting from the litigation or otherwise, including, but not limited to, any refund resulting from any settlement of property taxes with Napa, Sonoma, Los Angeles, Solano or Orange Counties, that is payable with respect to the period through the Determination Time.

              6.13 Repayment of Bank Debt. If there is one Closing, at the Closing, the Seller shall cause a portion of the purchase price for the Assets to be applied to repay in full the Seller's indebtedness that is secured by the Assets, and shall cause the lenders to deliver UCC-3 termination statements and satisfactions of mortgages releasing any liens on the Assets. If there are two Closings, at the first Closing, the Seller shall cause a portion of the purchase price for the Assets to be transferred at the Closing to be applied to repay a portion of the Seller's indebtedness that is secured by the Assets, and shall cause the lenders to deliver UCC-3 termination statements and satisfaction of mortgages releasing any liens on the Assets to be transferred at the Closing.

              6.14 Covenant Against Competition and Disclosure. To accord to the Buyer the full value of its purchase, the Seller shall not, and shall cause I. Martin Pompadur not to (i) for a period of five years after the Closing Date, directly or indirectly, engage or become interested in (as owner, stockholder, partner, manager, employee or consultant) the operation of any cable television system, MMDS System, SMATV System, over-the-air or subscription television system or service, pay television system of any kind or nature, whether now or hereafter created, and/or multi-point distribution system, and any other system for the transmission of both video and audio signals, other than over so-called "free" television broadcast over-the-air to a receiver for which no charge is made and other than a direct broadcast satellite service (a "Competing System") located within the municipalities or counties serviced by the Systems transferred to the Buyer, provided, however, that nothing in this clause (i) shall prohibit Mr. Pompadur from rendering services to or having any interest in any entity if Mr. Pompadur has no responsibility for the operation of, and provides no services to, a Competing System or (ii) disclose to anyone, or use in competition with the Systems transferred to the Buyer, any information with respect to any confidential or secret aspect of the operations of the Systems. The Seller acknowledges that the remedy at law for breach of the provisions of this section 6.14 will be inadequate and that, in addition to any other remedy the Buyer may have, it will be entitled to an injunction restraining any such breach or threatened breach. If any court construes the covenant in this section 6.14, or any part thereof, to be unenforceable because of its duration of the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that the provision is

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


enforceable, and such provision, as reduced, shall then be enforceable.

              6.15 Litigations. The Seller shall retain, and shall bear all costs of defending and any amounts payable with respect to, the litigations entitled Roger Woods v. ML Media Partners, L.P. and ML Media Partners, L.P. v. Interactive Cable Systems, Inc. With respect to the Woods litigation, the Buyer agrees that the Seller may in its sole discretion determine to settle the litigation at any time, and that if the Seller settles or loses the litigation, the Buyer will assume the lease with Mr. Woods on the terms determined by the court (or no worse terms than the terms upheld by the California Court of Appeals if the Seller settles the litigation). With respect to the Interactive litigation, the Buyer also agrees that the Seller may in its sole discretion determine to settle the litigation at any time, in which event the Systems may lose access to the apartment complex subject to the litigation; provided, however, that the Buyer may elect to assume the defense of this litigation at any time and that prior to any settlement the Seller shall notify the Buyer of the proposed settlement, and the Buyer may again elect, by notice to Seller within 10 days, to assume the defense of the litigation (if the Buyer assumes the defense of the litigation the Buyer shall indemnify the Seller against any further loss, liability, damage or expense relating to the litigation). If the Interactive litigation is adversely determined or settled, the Operating Cash Flow for the 12 month period(s) ending on the applicable Calculation Date(s) shall be recalculated to exclude any revenue and any expenses, including, but not limited to, operating expenses and legal expenses relating to the litigation, resulting from cable service to the apartment complex; if such recalculation occurs after payment of the purchase price for the Assets and would have reduced the purchase price for the Assets, the Seller shall refund to the Buyer the amount of the reduction.

              With respect to the litigation entitled Kirk v. ML Media, which the Buyer shall assume on the applicable Closing

Date, the Seller shall from time to time pay to the Buyer an aggregate amount up to $50,000 to reimburse the Buyer for legal fees and expenses reasonably incurred by the Seller with respect to that litigation.

              6.16 Free Services. Within 30 days after the date of this agreement, the Seller shall deliver to the Buyer a list of all free services provided by the Seller in relation to the Systems and the persons to whom such services are provided.

              6.17 Notice to Municipal Authorities. Prior to a Closing with respect to any Systems, the Seller shall notify the Municipal Authorities that issued the Franchises for those Systems that Potential Refund Liabilities are the Seller's responsibility and that any other refund liabilities are the Buyer's responsibility.

              6.18 Purchase of Inventory. (a) At a Closing, the Seller shall deliver to the Buyer a schedule setting forth the items of inventory relating to the Systems to be transferred at that Closing of which the Seller has in excess of a 60-day supply. The Buyer shall have the option, exercisable by notice given to the Seller at any time within 20 days after the Closing, to pay to the Seller an amount to be agreed upon by the Buyer and the Seller with respect to any of the items of inventory on that schedule. If the Buyer does not elect to make a payment to the Seller with respect to any such items of inventory, or the Buyer and the Seller are unable to agree on the amount of that payment within 10 days, then the Seller shall have the right, exercisable by notice given to the Buyer at any time within 90 days after the Closing, to require the Buyer to (1) execute any documents reasonably requested by the Seller to effect the sale of any of such items to any third party designated by the Seller on any terms determined by the Seller, and (2) provide access to the purchaser to pick up the items purchased. The Buyer shall effect any such sales and the Seller shall be entitled to all proceeds from such sales.

              (b) Within 10 days after the date of this agreement, the Seller shall deliver to the Buyer a schedule setting forth the items of inventory relating to all of the Systems of which the Seller expects to have in excess of a 60-day supply at the Closing for each System. Within 50 days after its receipt of that statement, the Buyer shall notify the Seller as to which items of inventory, if any, it then intends to purchase at a Closing under section 6.18(a), but in no event shall the Buyer be obligated to make any such purchases.

              6.19 List of Employees. Within 30 days after the date of this agreement, the Seller shall deliver to the Buyer a true and correct list, as of October 31, 1994, of the titles of all officers and directors of the Seller employed within the Systems and the salaries of all persons employed by the Seller within the Systems.

              6.20 Underground Storage Tank. Within 30 days after the execution of this agreement, the Seller shall have an investigation undertaken with respect to the underground storage tank believed to be located at the Hermosa Beach office site (and, if such investigation is inconclusive, such other testing as the Seller and the Buyer mutually shall determine to be reasonably necessary). If such investigation (or testing) indicates that Substances have been released from the tank and are present in the soil in quantities that violate applicable environmental laws or that there is any other violation of applicable environmental laws caused by or related to the tank, the Seller shall have the tank removed from the site and shall take whatever remedial actions are necessary to cause the site to be in compliance with applicable environmental laws; provided, that if the Seller receives a written estimate indicating that the aggregate cost of such testing, removal and remediation would exceed $200,000, the Buyer and the Seller shall negotiate an allocation between them of the costs in excess of $200,000 (provided that neither the Seller nor the Buyer shall have any obligation to agree to incur any such excess costs). If the

Buyer and the Seller are unable to agree on an allocation of the excess costs within 15 days after the Buyer receives a copy of the written estimate, then either party may terminate this agreement by written notice to the other given within 15 days thereafter; provided, however, that if within 10 days after the date of the notice of termination the other party agrees to pay any amount to remove the tank and remedy the site in excess of $200,000, then the notice of termination shall be null and void.

              6.21 Further Assurances. At any time and from time to time after a Closing, each of the parties shall, without further consideration, execute and deliver to the other such additional instruments and shall take such other action as the other may request to carry out the transactions contemplated by this agreement. For a period of three years after a Closing, each party shall grant the other reasonable access during normal business hours upon reasonable prior notice to the books and records of that party for the purpose of complying with any applicable law or governmental rule or request relating to the period during which the other party operated the Systems.

          7. Conditions Precedent to Closing.

              7.1 Conditions Precedent to the Obligations of the Buyer. The Buyer's obligation to consummate the purchase under this agreement of the Systems to be transferred at any Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Buyer):

                     (a) the representations and warranties of the Seller under this agreement with respect to the Systems to be transferred on the Closing Date shall be true at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time, with such exceptions as do not individually or in the aggregate have a Material Adverse Effect;

                     (b) the Seller shall have performed and complied in all material respects with all obligations, covenants and conditions with respect to the Systems to be transferred on the Closing Date required by this agreement to be performed or complied with by it prior to or at the Closing;

                     (c) the Seller shall have duly received, if the Southern Systems are being transferred, the Southern Extensions, and if the Northern Systems are being transferred, the Northern Extensions, without any condition, qualification or change in the terms of any such Franchise that would have a material adverse effect on the business, financial condition or operations of any System;

                     (d) the Buyer shall have been furnished with a certificate of the general partner of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying to the fulfillment of the conditions set forth in sections 7.1(a) and (b);

                     (e) the Seller shall have delivered the documents and instruments described in sections 8.1 and 8.3; and

                     (f) from the date of this agreement to the Closing Date, there shall have been no fire, flood, explosion or earthquake or other act of God that results in a material adverse change in the business or assets (taken as a whole) of the Systems as of the Closing Date.

              7.2 Conditions Precedent to the Obligations of the Seller. The Seller's obligation to consummate the sale under this agreement of the Systems to be transferred at any Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Seller):

                     (a) payment by the Buyer of the amount payable at that Closing in accordance with section 2.3;

                     (b) the representations and warranties of the Buyer under this agreement shall be true at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time, with such exceptions as do not in the aggregate have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this agreement;

                     (c) the Buyer shall have performed and complied in all material respects with all obligations, covenants and conditions with respect to the Systems to be transferred on the Closing Date required by this agreement to be performed or complied with by the Buyer prior to or at the Closing;

                     (d) the Seller shall have been furnished with a certificate of an officer of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, certifying to the fulfillment of the conditions set forth in sections 7.2(b) and (c); and

                     (e) The Buyer shall have delivered the documents and instruments described in sections 8.2 and 8.3.

              7.3 Conditions Precedent to Each Party's Obligations. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this agreement at any Closing are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

              (a)(i) The Commission and the Municipal Authorities shall have given all requisite approvals and consents to the assignment to the Buyer of the Franchises (and related FCC licenses) for the Systems to be transferred on the Closing Date (or no such approvals or consents shall be required), without any condition, qualification or change that would have a material adverse effect on the business, financial condition or operations of any System or that would be materially adverse to the Seller or the Buyer. Where a Franchise requires that the applicable Municipal Authority approve or consent to its assignment to the Buyer, the approval or consent shall be deemed to have been obtained when (i) the Municipal Authority has taken all actions necessary to consent to the transfer (including, but not limited to, the passage of all necessary resolutions, orders, ordinances, agreements or similar actions) and such consent is final and effective, or (ii) the Municipal Authority, pursuant to the 1992

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

Act and applicable Commission rules, either fails to act or elects to take no action within 120 days of receiving an application for assignment of the franchise on FCC Form 394.

                         (ii) The required consents of the FCC shall be deemed
obtained when they have become Final Orders. For purposes of this agreement, "Final Order" shall mean action by the Commission (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, and (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any party or by the Commission on its motion, is pending, and as to which the time for filing any such appeal, request, petition, or similar document for the reconsideration or review by the Commission on its own motion under the express provisions of the Communications Act of 1934 and the rules and regulations of the Commission, has expired (or if any such appeal, request, petition or similar document has been filed, a Commission order has been upheld in a proceeding pursuant thereto and no additional review or reconsideration may be sought).

                     (b) There shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement and no action or proceeding brought by any governmental authority shall be pending that may result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this agreement.

                     (c) All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this agreement shall have expired or been terminated.

          8. Transactions at the Closings.

              8.1 Documents to be Delivered by the Seller. At each Closing, the Seller shall deliver to the Buyer the following:

                     (a) bills of sale, assignments, deeds or other instruments of transfer and assignment transferring to the Buyer the Assets relating to the Systems to be transferred at that Closing, all in form and substance reasonably satisfactory to the Buyer and its counsel;

                     (b) a copy of resolutions of the general partner of the Seller authorizing the execution, delivery and performance of this agreement by the Seller, and a certificate of the general partner of the Seller dated the Closing Date, that such resolutions were duly adopted and are in full force and effect on the Closing Date;

                     (c) the certificate referred to in section 7.1(d);

                     (d) copies of all consents and approvals received pursuant to section 6.5 relating to the Systems to be transferred at that Closing; and

                     (e) an opinion of Proskauer Rose Goetz & Mendelsohn, counsel to the Seller, in substantially the form of exhibit 8.1(e)(1), and an opinion of Wiley, Rein & Fielding, FCC counsel to the Seller, in substantially the form of exhibit 8.1(e)(2).

              8.2 Documents to be Delivered by the Buyer. At each Closing, the Buyer shall deliver to the Seller the following:

                     (a) wire transferred funds in the amount provided in
section 2.3(d) (and the Seller shall also deliver to the Escrow Agent wire transferred funds in the amounts provided in section 2.3(a) and, if applicable, section 2.3(b));

                     (b) instruments, in form and substance reasonably satisfactory to the Seller and its counsel, pursuant to which the Buyer shall assume the Assumed Liabilities, Contract Liabilities and Other Liabilities with respect to the Systems to be transferred at that Closing as provided in section 2.2(a);

                     (c) a copy of resolutions of the Buyer authorizing the execution, delivery and performance of this agreement by the Buyer, and a certificate of the secretary or an assistant secretary of the Buyer, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect on the Closing Date;

                     (d) the certificate referred to in section 7.2(d);

                     (e) an opinion of Leavy Rosensweig & Hyman, counsel to the Buyer, in substantially the form of exhibit 8.2(e); and

                     (f) if applicable, the Letter of Credit.

              8.3 Documents to be Delivered by the Seller and the Buyer. At the first (or only) Closing, the Seller and the Buyer shall each execute the Indemnity Escrow Agreement and, if applicable, the Potential Refund Escrow Agreement.

          9. Survival of Representations and Warranties; Indemnification.


              9.1 Survival. All representations and warranties by the Seller and the Buyer in this agreement shall survive the Closing. The Seller shall not, however, have any liability for misrepresentation or breach of warranty, covenant or agreement with respect to the transfer of any System except to the extent that notice of a claim is asserted in writing and delivered to the Seller not later than 12 months after the Closing Date for the transfer of that System. The consummation by the Seller or the Buyer of the purchase and sale contemplated by this agreement with knowledge of a misrepresentation or breach of warranty by the other party shall be considered a waiver of any claim with respect to that misrepresentation or breach of warranty.

              9.2 Indemnification. Subject to sections 9.1 and 9.3, the Seller shall indemnify and hold harmless the Buyer against all loss, liability, damage or expense (including the reasonable fees and expenses of counsel) (together, "Losses"), that the Buyer may suffer, sustain or become subject to as a result of (a) any misrepresentations by the Seller or breach by the Seller of any warranties, covenants or other agreements contained in this agreement, (b) the failure by the Seller to perform any of its obligations under this agreement, (c) any Other Liabilities or Excluded Liabilities, (d) any Potential Refund Liability, or (e) any claims asserted or any penalties payable as a result of the Seller's failure to carry any broadcast signal in violation of the must-carry provisions of Section 614 of the 1992 Act and the regulations promulgated thereunder; provided, however, that the Seller shall not be liable for misrepresentations or breach of any warranty, covenant or agreement under this agreement, unless the aggregate amount of the Losses incurred as a result of all such misrepresentations and breaches of warranty, covenant or agreement exceeds the sum of $250,000 (or $125,000 if only the Northern Systems or the Southern Systems are transferred), in which event the Seller shall be liable for the full amount of such Losses. In calculating any damage to the Buyer (a) the Seller shall receive credit for any reduction in cash tax liability and (b) no amount shall be included except for the Buyer's actual out-of-pocket costs and expenses. The Buyer shall indemnify and hold harmless the Seller against all Losses that the Seller may suffer, sustain or become subject to as a result of (a) any misrepresentation by the Buyer or breach by the Buyer of any warranties, covenants or other agreements contained in this agreement, (b) any Assumed Liabilities or Contract Liabilities, or (c) any claim asserted against the Seller by [Teleport] resulting from the Buyer's unwillingness to assume the agreements between the Seller and [Teleport].

              9.3 Limitation on Liability. Notwithstanding anything to the contrary in this agreement, the aggregate liability of the Seller to the Buyer for indemnification or otherwise under this agreement shall be limited solely to the funds held in the Indemnity Escrow Account and the Buyer shall have no other recourse against the Seller with respect to such indemnity obligations or otherwise arising under this agreement; provided, however, that the Seller shall make any payment based

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

on the final determination of the adjustments to the Base Amount pursuant to section 2.3(e) or with respect to the Potential Refund Liability and shall reimburse Buyer for any payments by Buyer to third parties with respect to any Excluded Liabilities or for any payments by Buyer in lieu of vacation pay pursuant to section 6.8(a), in each case without regard to the "basket" in section 9.2 or the limitation in this section 9.3.

              9.4 Conditions of Indemnification for Third Party Claims. The obligations and liabilities of the parties under this agreement with respect to, as a result of, or relating to claims of third parties (individually, a "Third Party Claim" and collectively "Third Party Claims"), shall be subject to the following terms and conditions:

                     (a) The party entitled to be indemnified hereunder (the "Indemnified Party") shall give the party obligated to provide the indemnity (the "Indemnifying Party") prompt notice of any Third Party Claim, and the Indemnifying Party may undertake the defense of that claim by representatives chosen by it. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.

                     (b) If the Indemnifying Party, within 30 days after notice of any such Third Party Claim, fails to assume the defense in accordance with section 9.4(a), the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof; provided, however, that at the time of the assumption of defense the Indemnifying Party shall reimburse the Indemnified Party for its reasonable, actual, documented out-of-pocket expenses incurred prior to the assumption of defense by the Indemnifying Party.

                     (c) Anything in this section 9.4 to the contrary notwithstanding, (i) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim; and (ii) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of the Third Party Claim (control of the defense to remain with the Indemnifying Party).

              9.5 Post-Closing Payments. (a) If after a Closing it is finally determined (as defined in section 2.2(d)(iii)), that the Base Amount for the Systems that are transferred to the Buyer at that Closing would have been reduced as a result of an A la Carte Revenue Loss as provided in section 2.2(d) by an amount less than the Letter of Credit Amount, then the Seller shall be entitled to draw on the Letter of Credit in an amount equal to the sum of (a) that difference, less if all of the Systems are transferred (b) the difference, if any, between $260,000,000 and what the Base Amount would have been if the Buyer had not made the election pursuant to the proviso in section 10.1(e) or 10.2.

                     (b) If after a Closing it is finally determined that (1) the basic rates reflected in the Form 393's or 1200's filed by the Seller referred to in section 2.2(d)(ii) were calculated incorrectly or in violation of Existing Governmental Regulations, (2) any inflationary increase or

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


external cost "pass-through" referred to in section 2.2(d)(v) is disapproved, or
(3) any increase in rates for basic service or tier service implemented by Seller pursuant to section 6.2 were not valid, then the Operating Cash Flow shall be recalculated and the Seller shall refund to the Buyer any reduction in the Base Amount as a result of the recalculation.

          10. Termination.

              10.1 Termination. Except with respect to provisions which expressly survive termination and the payment of any amount owed by one party to the other for the prior performance of certain obligations under this agreement, this agreement may be terminated:

                     (a) by written agreement of the Buyer and the Seller;

                     (b) by the Buyer or the Seller by notice to the other, if at any time any event shall have occurred or any state of facts shall exist that renders any of the conditions to the obligations of the other party provided in this agreement impossible to fulfill;

                     (c) by the Buyer as provided in section 11;

                     (d) by the Buyer or the Seller as provided in section 6.20; or

                     (e) by the Seller, by notice to the Buyer, given within 30 days after the end of any calendar month prior to the first Closing, if as of the last day of that calendar month the Operating Cash Flow of the Systems for the 12-month period ending on that day was less than $23,181,818, or by the Seller by notice to the Buyer given after the applicable Calculation Date if the Operating Cash Flow of the Systems for the 12-month period ending on the Calculation Date was less than $23,636,363 (taking into account, for this purpose only, the maximum possible reduction in Operating Cash Flow resulting from a possible A la Carte Revenue Loss, which shall be an amount equal to $2,181,818 reduced by $1,454,545 for the Northern Systems and/or $727,273 for the Southern Systems for which there has been a final

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determination that there will be no A La Carte Revenue Loss for all of those
Systems (or if there has been a final determination that the maximum reduction from an A la Carte Revenue Loss for all of those Systems is less than $1,454,545 or $727,273, as the case may be, the difference in those amounts)); provided, however, that if within 15 days after the date of the notice of termination from the Seller the Buyer agrees that the Base Amount shall not be reduced below $260,000,000 regardless of the Operating Cash Flow of the Systems for the 12-month period ending on the Calculation Date(s), then the notice of termination shall be null and void.

              10.2 Termination of Second Closing. The parties' obligations with respect to any Systems not transferred at a first Closing may be terminated by the Seller, by notice to the Buyer, given within 30 days after the end of any calendar month after the first Closing and prior to the second Closing, if as of the last day of that calendar month the sum of the Operating Cash Flow of the Systems transferred at the first Closing for the 12-month period ending on the applicable Calculation Date and the Operating Cash Flow for the remaining Systems for the 12-month period ending on the last day of that calendar month was less than $23,181,818 (including, for this purpose only, the maximum reduction in Operating Cash Flow resulting from a possible A la Carte Revenue Loss determined as set forth in section 10.1(e)); provided, however, that (1) the Seller may not give such notice if the Buyer previously agreed pursuant to the proviso in section 10.1(e) that the Base Amount shall not be reduced below $260,000,000, and (2) if within ten days after the date of the notice of termination from the Seller the Buyer agrees that the Base Amount shall not be reduced below $260,000,000 regardless of the Operating Cash Flow of the Systems to be transferred at the second Closing, then the notice of termination shall be null and void.

              10.3 Liability. The termination of this agreement under section 10.1(b) or (c) or under section 6.20



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shall not relieve any party of any liability for breach of this agreement prior to the date of termination.

          11. Risk of Loss; Damage to Facilities. The risk of loss or damage to any of the Assets shall be on the Seller prior to the Determination Time and thereafter shall be on the Buyer. If any of the Assets is damaged or destroyed prior to the Determination Time (any such event being referred to as an "Event of Loss"), the Seller shall, at its expense, use reasonable efforts to replace or repair the item with comparable property of like value and quality as soon as possible before the Determination Time. If any Event of Loss prior to the Determination Time shall materially affect the operations of the Systems and repair or replacement cannot be accomplished by the Closing Date but can be accomplished within 120 days after that date, the Closing Date shall be postponed for up to that 120-day period; if, however, the repair or replacement cannot be accomplished within that 120-day period, the Buyer may elect by written notice to the Seller within 20 days after the Buyer has received notice that an Event of Loss has occurred and that repair and replacement cannot be so completed:

                     (a) to fulfill its obligations under this agreement, close the transaction on the Closing Date designated by the Seller in accordance with section 3.1 and accept the Assets as is (in which event, any insurance proceeds payable to the Seller with respect to the Event of Loss shall be assigned to the Buyer, except to the extent the Seller has applied such proceeds to repair, replace or restore the property); or

                     (b) to terminate this agreement without liability.

          If the date of the Closing is postponed beyond the time specified in section 3.2, the parties shall amend their application or applications to the Commission to request an extension on the date of Closing.

          12. Miscellaneous.


                                       62
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

              12.1 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or by facsimile machine, one day after being given to a nationally recognized overnight delivery service or four days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

               if to the Buyer, to it at:

                      50 Locust Avenue
                      New Canaan, Connecticut  06840
                      Att:  President
                      Fax:  (203) 972-2013

               with a copy to:

                      Leavy Rosensweig & Hyman
                      11 East 44th Street
                      New York, New York  10017
                      Att:  David Z. Rosensweig, Esq./General Counsel
                      Fax:  (212) 983-2537

               if to the Seller, to it at:

                      ML Media Partners, L.P.
                      350 Park Avenue
                      New York, New York  10022
                      Att:  I. Martin Pompadur
                      Fax:  (212) 980-8374

               with a copy to:

                      Proskauer Rose Goetz & Mendelsohn
                      1585 Broadway
                      New York, New York  10036
                      Att:  Lawrence H. Budish, Esq.
                      Fax:  (212) 969-2900

              12.2 Finders. Each of the Buyer and the Seller represents and warrants to the other that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this agreement except for Daniels &



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Associates and Merrill Lynch & Co., and Seller shall be responsible for any fee payable to each of them.

              12.3 Entire Agreement. This agreement, including the schedules and exhibits, contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreement among them relating to that subject matter, and cannot be changed or terminated orally. Except as specifically set forth in this agreement, there are no representations or warranties by either party in connection with the transactions contemplated by this agreement.

              12.4 Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

              12.5 Governing Law. This agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York.

              12.6 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.

              12.7 Publicity. Except as required by applicable law, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without consulting with the other party and obtaining the other party's approval of the contents of the press release or public statement. Each party acknowledges that the other is a publicly held entity and is subject to the disclosure requirements of the Federal securities laws.

              12.8 Jurisdiction. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this agreement submits to the jurisdiction of those courts,


                                       64
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



including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with section 12.1) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this agreement.

              12.9 Assignment. No party may assign any of its rights or delegate any of its duties under this agreement, by operation of law or otherwise, without the consent of the other; provided, however, that the Buyer may at any time prior to the parties' making the filings referred to in section 6.1(a) assign its rights and obligations hereunder to one or more entities that directly or indirectly control, are controlled by, or are under common control with the Buyer without the consent of the Seller so long as the Buyer remains responsible for its obligations under this agreement and the assignee makes the representations and warranties in sections 5.1 through 5.4.

              12.10 Counterparts. This agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

                                    CENTURY COMMUNICATIONS CORP.

                                    By:__________________________________

                                    ML MEDIA PARTNERS, L.P.

                                    By:  MEDIA MANAGEMENT PARTNERS, its
                                               general partner

                                    By:  RP MEDIA MANAGEMENT, a general
                                            partner

                                    By:  IMP MEDIA MANAGEMENT, INC., its


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                                               managing general partner

                                    By:
                                       -----------------------------------

          The undersigned, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agrees to be bound by the restrictive covenant set forth in section 6.14 of the above agreement to the same extent as if he were a party to such agreement.

                                            --------------------------------
                                            I. Martin Pompadur

Dated:  November 28, 1994

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